Exhibit 99.1

S&W Seed and Bioceres to Enter Into Alfalfa Seed Joint Venture

The Global Leader in Non-Dormant Alfalfa and the Leading Argentine
Ag-Biotech Join Forces to Enter a Fully Integrated Alfalfa Seed Joint
Venture with R&D and Marketing Capabilities

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matthew Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - September 10, 2014 - S&W Seed Company (Nasdaq: SANW), a leading U.S.- based alfalfa seed producer, and Bioceres S.A., a leading agricultural biotechnology company owned by one of the largest groups of farmers in Latin America, today announced they will create a Joint Venture (JV) to develop and commercialize biotech-enhanced alfalfa varieties. The new seed JV combines S&W's premium genetics with Bioceres "next generation" R&D capabilities. Additionally, the two JV partners will leverage each other's distribution capabilities and relationships to sell S&W's elite alfalfa varieties in Argentina directly to local dealers and farmers. This elevates S&W's Argentine sales and marketing from being distributor dependent, to being end user-facing, both expanding the company's market presence and expanding the opportunities for enhanced margins.

Argentina ranks as the U.S.'s third largest alfalfa seed export market, behind only Mexico and Saudi Arabia, and represents a major near term growth opportunity for S&W's conventionally-bred, elite non-dormant alfalfa seed varieties. Argentina has approximately 17 million acres devoted to alfalfa hay production, requiring an estimated 6 to 8 million pounds of alfalfa seed per year. Research in forage crops, including alfalfa, is strongly supported by the Argentine government through its Ministry of Science. In the past decade, total alfalfa acreage has declined compared to other crops, mainly soybeans, and reversing this trend is a priority of the Argentine government. The JV partners believe that their high yielding alfalfa varieties coupled with state of the art biotechnology traits, can become a key asset to Argentina in developing a more sustainable and efficient farmland management model.

Biotech-Enhanced Alfalfa Seed

Alfalfa is used as a high protein "forage" for livestock, primarily dairy and beef cattle, and certain fuel applications are also emerging. On a global basis, nearly 196 million tons of alfalfa hay are produced annually on more than 70 million acres. Advancements in alfalfa genetics are needed to meet increasing global food demand in an era of a decreasing arable land per capita. S&W and Bioceres R&D effort will focus on developing traits that have abiotic stress tolerance mechanisms and can perform well in adverse conditions. In particular, new alfalfa varieties will incorporate Bioceres' HB4® technology, demonstrated to improve the productivity of multiple crops in conditions of drought and salinity.

Bioceres' research and development group, which boasts the most advanced ag-biotech research platform in Latin America, including the first high performance DNA sequencing center in Argentina, is comprised of highly skilled scientists in the areas of genomics and bioinformatics, molecular biology, synthetic biology, and protein research. Bioceres has been developing ag-biotech traits for several crops and the creation of this joint venture will provide a unique market access opportunity for alfalfa. The highly experienced Bioceres regulatory capabilities will play a key role in expediting the commercialization of the JV varieties with Bioceres traits.

Federico Tucco, chief executive officer of Bioceres commented, "Bioceres believes that perennial crops are an increasingly significant component of sustainable farmland management. Aligned with this view, our company has invested significant resources in developing a compelling alfalfa trait pipeline. Our partnership with S&W represents a unique opportunity to bring these technologies to market."

Argentina-based Distribution Company

Founded in 2001 by 23 farmers, Bioceres is now comprised of more than 270 shareholders, most of whom are farmers. Bioceres shareholders plant over 6 million acres of crops throughout different regions of Latin America. The ability to bridge the gap between farmers and the scientific community has allowed Bioceres to become one of Latin America's largest and most influential agricultural firms. Over the last 30 years, S&W has classically bred some of the most sought after non-dormant alfalfa seed varieties worldwide. However, due to production constraints in California, S&W typically sold the majority of its seed to a select group of customers largely centered in the Middle East and Northern Africa. As a result of the recent international expansion of its production capability, S&W can produce its elite varieties for the farmers of Argentina.

The newly formed distribution company allows S&W to market its leading non-dormant alfalfa seed varieties directly to the end-user customer, at a higher operating margin. This marks a significant change in the company's traditional distributor supplier model, and allows for an extension of the margin profile capability for the company. The distribution company will be addressing an Argentine market estimated to be more than 6 million pounds annually.

Mark Grewal, chief executive officer of S&W Seed Company commented, "Argentina represents one of the largest growth opportunities available for S&W's leading non-dormant alfalfa seed varieties. While our Australian team has historically been a provider of alfalfa seed into the Argentine market, S&W varieties have had very little presence in the country. By teaming up with one of the country's most influential agricultural companies we will be creating a unique platform that allows us to bring to the market our elite S&W-branded varieties, while taking advantage of an enhanced operating structure."

"While we will initially be creating a marketing and distribution company focused on non-biotech enhanced alfalfa seed products," Mr. Grewal continued, "if deregulation occurs within Argentina, we will have an established sales channel with direct customer interaction to communicate the attributes of any of our biotech-enhanced alfalfa seed products. This is clearly a unique opportunity for S&W with what we believe is significant upside for both us, and our partners at Bioceres."

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in South Australia. The company has worldwide sales and distribution through both a domestic direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

About Bioceres

Bioceres is an Argentine company that manages investments in agricultural biotechnology and related sciences. Bioceres's technologies are designed to increase crop productivity, to preserve the environment, and to promote health. The company was founded by 23 farmers, and currently has over 270 shareholders, made up mostly of innovative agricultural businessmen, agriculture cooperatives and other key agribusiness players. Each year, Bioceres's shareholders plant about 2.5 million hectares in different regions within Latin America. The company has committed a US$50 million investment in agro-biotechnology projects for the 2012-2016 period, the most significant investment in this field in the national private sector. This investment seeks to introduce HB4® technology to soybean, wheat, corn, and alfalfa crops.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, its Quarterly Report on Form 10-Q for the period ended March 31, 2014, and in other filings made by the Company with the Securities and Exchange Commission.